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                                                               Exhibit 10.52 (f)


                               AMENDMENT TO LEASE

            THIS AGREEMENT made this 8 day of August, 1985, by and between TETERBORO ASSOCIATES, a New Jersey limited partnership, having its principal office at 84 Orient Way, Rutherford, New Jersey 07070 (the "Landlord") and MISS ERIKA, INC., having an office at 1407 Broadway, New York, New York (the "Tenant").

                              W I T N E S S E T H:

            WHEREAS, on April 1, 1975, Empire Carpet Corporation ("Empire") and Tenant entered into a lease for premises (the "Demised Premises") located at 333 North Street, Teterboro, New Jersey (said lease and the Lease Modification And Extension Agreement and all letters amending said lease hereinafter mentioned being hereinafter referred to as the "Lease"); and

            WHEREAS, by letter dated January 17, 1978, the Lease was extended for a three-year period commencing April 1, 1978; and

            WHEREAS, by letter dated February 17, 1981, the Lease was extended for an additional five-year period commencing April 1, 1981; and

            WHEREAS, by letter dated March 5, 1982, the Lease was amended to provide that the Demised Premises include an additional 9,600 square feet of warehouse space; and

            WHEREAS, by letter dated August 15, 1983, the Lease was amended to provide that the Demised Premises include an
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additional 21,600 square feet of warehouse space (i.e., a total of 52,800 square feet; and

            WHEREAS, the Lease was assigned by Armstrong World Industries, Inc. (as the successor-in-interest to Empire) to Landlord by Assignment dated March 7, 1984; and

            WHEREAS, by Lease Modification And Extension Agreement dated January 24, 1985, the Lease was extended through March 31, 1991 and was modified in various other respects; and

            WHEREAS, the parties are desirous of amending the Lease in order to provide for the leasing by Landlord to Tenant of an additional 50,400 square feet of space (the "Additional Premises") as designated on Exhibit A attached hereto and made a part hereof and which space is adjacent to the Demised Premises and is presently occupied by Springfield Instrument ("Springfield").

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

            1. Landlord leases to Tenant, and Tenant rents from Landlord, in addition to the Demised Premises, the Additional Premises. It is understood that the term of the Lease for the Additional Premises shall commence the day following Springfield vacating the Additional Premises (the "Commencement Date"), and thereafter be coincidental with the term of the Lease, that is, ending March 31, 1991. Tenant agrees to accept the Additional Premises on the Commencement Date in its then "as


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is" condition, Landlord having no obligation to make any restoration or repair.

            2. Section 1 of the Lease is amended to provide that, effective as of the Commencement Date, the phrase "the Demised Premises" shall be deemed to mean and refer to the aggregate leased space constituting the Demised Premises and the Additional Premises, except as the context otherwise requires.

            3. Section 4 of the Lease is amended to provide, that in addition to the Minimum Rent currently provided for, Tenant covenants to pay Landlord, without previous demand therefor, a Minimum Rent for the Additional Premises of $244,440.00, payable in equal monthly installments of $20,370.00, based upon the payment of $4.85 per square foot, in advance commencing on the Commencement Date; provided, however, that the Minimum Rent for the Additional Premises shall be increased five (5%) percent per annum as follows:

  Commencing                                            The Minimum Rent for the
  ----------                                          Additional Premises shall
                                                      -------------------------

April 1, 1987                                                 $256,662.00
April 1, 1988                                                  269,495.10
April 1, 1989                                                  282,969.85
April 1, 1990                                                  297,118.34

            4. Section 4A(c) is hereby amended to read as follows:

            (c) Tenant's proportionate share is agreed to be 47.3%, based on the ratio of square footage of the Demised Premises (103,200 sq. ft.) to the square footage of the entire building (218,000 sq. ft.).

            5. Section 5 is amended to read as follows:

            Use. (a) Tenant covenants and agrees to continuously use and occupy the Demised Premises solely for the purpose of general


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            warehousing and offices and represents and covenants that such use and occupancy shall be in compliance with all applicable laws, ordinances, requirements and regulations of any governmental authority having jurisdiction, including the responsibility of obtaining any permits or approvals for its use of the Demised Premises.

            (b) Tenant acknowledges that there are federal, state and local laws, regulations and guidelines, and that additional laws, regulations and guidelines may hereafter be enacted relating to or affecting the Demised Premises and concerning the impact on the environment of construction, land use, the maintenance and operation of structures, and the conduct of business. Tenant will not cause or permit to be caused by Tenant or its agents, servants, invitees and employees, any act or practice, by negligence, omission or otherwise, that would adversely affect the environment or that would violate any of said laws, regulations or guidelines and agrees to comply with all said laws, regulations and guidelines.

            (c) Tenant agrees to indemnify and hold Landlord harmless from and against all liability, claims and demands on account of personal injuries or property loss or damage of any kind whatsoever which arise out of or are in any manner connected with Tenant's use and occupancy of the Demised Premises, including, but not limited to, any damage due to violations of any environmental laws and regulations.

            6. With respect to the Additional Premises only, Tenant agrees to pay to Landlord as additional rent all real taxes and assessments or substitutes therefor upon, applicable, attributable or reasonably allocable to the Additional Premises or any part thereof for any tax year or other tax period or partial tax year or period during the term hereof (i.e. Tenant agrees to pay 23.1% of the total tax bill for the building and


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lot on which the building is situated). Said taxes and assessments shall be paid by Tenant to Landlord within ten (10) days of Tenant's receipt of a copy of the tax bill and the invoice therefor from Landlord. Tenant shall also pay to Landlord the amount of all assessments, impositions and taxes made, levied or assessed against or imposed upon any and all improvements in, on or about the Additional Premises which were made by or on behalf of Tenant or which in whole or part belong to Tenant. In the event landlord receives any tax refunds or rebates allocable to the Additional Premises, Tenant shall be entitled to receive that portion of such tax refunds or rebates allocable to the term of this Lease less a proportionate share of Landlord's legal fees and expenses incurred relating to any tax contest or proceeding pursuant to which said tax refunds or rebates were paid. With respect to the remainder of the Demised Premises, Tenant shall be obligated to pay real estate taxes in accordance with
Section 10 of the Lease.

            7. Tenant has this day deposited with the landlord the sum of $40,740.00 as security for the payment of the rent hereunder and the full and faithful performance by the Tenant of the covenants and conditions on the part of the Tenant to be performed. Said sum shall be returned to the Tenant, with interest, after the expiration of the term hereof, provided that the Tenant has fully and faithfully performed all such covenants and conditions and is not in arrears in rent or other amounts payable under this Lease. During the term hereof, the


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Landlord may, if the Landlord so elects, have recourse to such security, to make good any default by the Tenant, in which event the Tenant shall, on demand, promptly restore said security in its original amount. Liability to repay said security to the Tenant shall run with the reversion and title to said premises, whether any change in ownership thereof be by voluntary alienation or as the result of judicial sale, foreclosure or other proceedings, or the exercise of a right of taking or entry by any mortgagee. The Landlord shall assign or transfer said security, for the benefit of the Tenant, to any subsequent owner or holder of the reversion or title to said premises, in which case the assignee shall become liable for the repayment thereof as herein provided, and the assignor shall be deemed to be released by the Tenant from all liability for such security. This provision shall be applicable to every alienation or change in title and shall in no wise be deemed to permit the Landlord to retain the security after termination of the Landlord's ownership or the reversion of title. The Tenant shall not mortgage, encumber or assign said security without the written consent of the Landlord.

            8. Tenant agrees to promptly furnish Landlord a certificate of insurance evidencing the public liability insurance required under Section 12 for the Demised Premises and naming Landlord as an additional insured. The insurance policy maintained pursuant to Section 12 shall contain a provision that such policy shall not be cancelled unless the Landlord


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is notified at least fifteen (15) days prior to such cancellation. At least fifteen (15) days prior to the expiration of any such policy, the Tenant shall furnish evidence that such policy has been renewed or replaced. No such insurance policy shall contain a co-insurance clause without the prior written consent of the Landlord.

            9. Section 16 of the Lease is hereby amended to read as follows:

            If the Tenant requests the Landlord's consent to an assignment of the lease or subletting of all or part of the Demised Premises, it shall submit to the Landlord in writing the name of the proposed assignee or subtenant, and the nature and character of the business of the proposed assignee or subtenant. The Landlord shall have the option (to be exercised within thirty (30) days from the submission of Tenant's written request) to cancel the lease as to the specific portion of the Demised Premises to be sublet or assigned only as of the commencement date stated in the above-mentioned sublet or assignment. If the Landlord elects to cancel the within lease as stated, then, the term, tenancy and occupancy of the said premises, under said lease or otherwise, shall cease, determine, expire, and come to an end as if the cancellation date was the original termination date of the within lease, and all rent and additional rent be proportionately reduced.

            If the Landlord shall not exercise its option within the time set forth above, its consent to any such proposed assignment or subletting shall not be unreasonably withheld provided:


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            (i) That the Tenant is not then in default, beyond any applicable cure period under any of the terms, covenants, conditions, provisions or agreements of this lease;

            (ii) That the Tenant while in possession does not simultaneously sublet to more than one subtenant;

            (iii) That neither such sublease or assignment nor Landlord's consent thereto, shall release or discharge the Tenant of or from any liability, whether past, present or future, under this lease;

            (iv) That the Tenant shall continue to be fully liable under this lease without notice being required from the Landlord of default under or in respect of any of the terms, covenants, conditions, provisions or agreements of this lease;

            (v) That any assignee shall agree to perform faithfully and be bound by all of the terms, conditions, covenants, provisions and agreements of this lease for the period covered by the assignment, and that a duly executed copy of the assignment and assumption shall be submitted to Landlord for approval prior to execution, which approval shall not be unreasonably withheld;

            (vi) That any sublease shall contain a provision making such sublease subject to the terms and conditions of this lease; and

            (vii) That should Tenant receive a higher rent than that provided in the lease, the excess shall be remitted to Landlord.

            10. Section 24 of the Lease is hereby amended to provide that all notices shall be given to the Landlord at:

            Teterboro Associates
            84 Orient Way
            Rutherford, New Jersey 07070

            Attention: Stuart Alpert

            11. The effectiveness of this Amendment to Lease


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is subject to and contingent upon the termination of Springfield's lease and its vacating the Additional Premises. In the event Springfield's lease is not terminated and the Additional Premises vacated by Springfield by October 1, 1986, either party upon notice to the other shall have the right to terminate this Amendment to Lease and neither party shall have any further liability with respect to the Additional Premises.

            12. Tenant represents that it has dealt with no brokers in connection with the transaction contemplated hereby and will indemnify Landlord from the claims of any brokers arising by reason of the execution of this Amendment or the consummation of the transaction contemplated hereby.

            13. Except as herein amended, all of the terms and conditions of the Lease are ratified and confirmed and shall be deemed to apply to both the Demised Premises and the Additional Premises.

            IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

WITNESS:                            TETERBORO ASSOCIATES


/s/ D.S. Goldberg                   By: /s/ C. Terance Kern
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ATTEST:                             MISS ERIKA, INC.


/s/ D.S. Goldberg                   By: /s/ Stuart Alpert
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